EXHIBIT 99.7

Press Release                               Source: Pegasus Wireless Corporation


Pegasus Wireless Corporation Board of Directors Elects
Four Independent Directors, Amends Bylaws, Adopts
Audit Committee Charter and Changes Fiscal Year
Wednesday, January 18, 2006

Expansion of Board and Bylaw Change Allows Company to Come into Compliance with Listing Requirements for NASDAQ National Market

FREMONT, CA - January 17, 2006 - Pegasus Wireless Corporation (OTCBB: PGWC), a leading provider of advanced wireless solutions, announced today the election of four new independent directors to their Board of Directors. Not only does the new makeup of the Company's Board of Directors fulfill requirements of the NASDAQ National Market, the addition of the particular individuals that were selected will be a remarkable asset to Pegasus' overall objectives.

In the Board Meeting, which was held on January 16, 2006, the Board also elected to amend the bylaws of the company. The only change that was made, was to require a minimum of 33.333% of the issued and outstanding stock of the company to be represented, either in person or by proxy, to constitute a quorum at a meeting of the stockholders of the company. Also, the Board of Directors adopted a Charter for the Audit Committee of the Board. The amendment and Committee Charter are additional items that the company has made that places it in compliance with requirements for listing on the NASDAQ National Market. The Board, on December 22, 2005, also voted to change the company's fiscal year that previously ended June 30 to coincide with the calendar year, effective immediately. This puts the company's fiscal year end to December 31, 2005, and this will be reflected in the transitional annual financial report, due March 30, 2006.

Jasper Knabb, President of Pegasus Wireless Corporation, welcomed the new Board Members by saying, "We are very pleased with the additions to our Board of Directors, and look forward to everything that each individual has to offer our company. Each person's unique expertise, experience and contacts will bring a different advantage to our Board and assist Pegasus in growing and reaching its goals with greater speed and efficiency." With respect to the bylaw and fiscal year modifications, Knabb commented, "The modifications that we have made to our bylaws are bringing our company closer and closer to the anticipated listing on the NASDAQ National Market. We are enthusiastically taking all of the necessary steps to ensure that Pegasus is in complete compliance with all NASDAQ requirements. Changing our fiscal year was in response to the rapid growth that Pegasus has gone through in recent months with the acquisitions of both AMAX Engineering Corporation and CNET Technologies, Inc.; the new year-end will align all of the companies, providing a unified front."

The new Board Members are:

Nicolas Peraticos, Chairman of the Compensation Committee. Mr. Peraticos has been employed by Pegasus Ocean Services, LTD, a London-based shipped agency since 1980. In 1991, he was promoted to Assistant to Chairman, and again in 1992 to Managing Director. Mr. Peraticos attended the City of London Polytechnic, majoring in Business Administration. A British citizen, Mr. Peraticos spends a significant amount of time in the United States.

Edward Celano, Chairman of the Audit Committee. Mr. Celano is currently serving as Senior Partner in charge of corporate financial services at Walters & Samuels, a New York City based real estate company. He has been with Walters & Samuels since 2003; and prior to that, Mr. Celano was Senior Partner of corporate finance at M.R. Weiser, CPAs for three years; Executive Vice President and Chief Loan Officer of Atlantic Bank of New York for five years; Senior Vice President at National Westminster Bank for 11 years and Vice President at Banker's Trust for 22 years. Mr. Celano received


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his Masters in Finance and  Investments  from City College of New York,  and his
Bachelor of Arts in Business Administration from St. Francis College.

Michael Eaton, Member of the Audit Committee. Mr. Eaton earned his Masters Degree in Law from Jesus College, located in Cambridge, England, and received his undergraduate degree from Bradfield College in Berkshire, England. In 1965, Mr. Eaton joined international commercial law firm Stephenson Harwood & Tatham, as they were then known, and was extensively involved in merger and acquisition work. In 1977, Mr. Eaton began working as Head of Business and Legal Affairs James Music Organisation, where he was responsible for all legal and administration aspects in relation to publishing, recording, and management among other activities. In 1979, Mr. Eaton formed his own firm of Solicitors called Eaton & Burley, which also specializes in the music industry, and has represented many well-known musicians.


Billy Horn, Director. Mr. Horn has an extensive financial background, and is currently the President and CEO of Horn Asset, Inc., a Miami-based equity hedge. Beginning as a clerk on the New York Stock Exchange 15 years ago, Mr. Horn has since served as a trader for two hedge funds trading equities. Mr. Horn received his BA from Adelphi University, located in Garden City, New York.


About Pegasus Wireless Corporation
     Pegasus Wireless Corporation is a leading provider of advanced wireless solutions. Founded in 1993, Pegasus creates hardware and software solutions for broadband wireless networking and Internet access applications. Pegasus' patented 802.11 technology is the platform for Wi-Fi technology, and the company offers cutting edge wireless products used in computer networking, industrial data transmission, and multimedia applications. Pegasus pioneered the industry's first driver-less, truly plug-and-play wireless Ethernet bridge, and the company's  wireless  networking  products  allow a higher user capacity per base station as compared to the competition. These products also offer advanced security, easy true plug-n-play installation, dynamic load balance, non-interrupting real-time roaming connectivity, e.g. VOIP, and fail-safe, self-healing mesh networking capability. Pegasus Wireless Corporation can be contacted at 800-770-6698 or by visiting their website at http://www.pegasuswirelesscorp.com/.

NOTES ABOUT FORWARD-LOOKING STATEMENTS
     Statements contained in this release, which are not historical facts, may be considered "forward- looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to, (i) our ability to complete successful acquisitions of complementary companies, products and technologies; (ii) our ability to attract and retain customers; and (iii) our ability to gain market share. Consequently, all of the forward- looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Pegasus Wireless will be realized, or if substantially realized, that they will have the expected consequences to or effects on Pegasus Wireless or its business or operations.


Contact:
     Pegasus Wireless Corporation
     Jasper Knabb, 800-770-6698 or 510-490-8288 ext. 202
     ir@pegasuswirelesscorp.com